CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-178304) of Holly Energy Partners, L.P.,

(2)	Registration Statement (Form S-8 No. 333-134784) of Holly Energy Partners, L.P., and

(3)	Registration Statement (Form S-8 No. 333-182865) of Holly Energy Partners, L.P.;
of our reports dated February 27, 2013, with respect to the consolidated financial statements of Holly Energy Partners, L.P., and the effectiveness of internal control over financial reporting of Holly Energy Partners, L.P., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/Ernst & Young LLP
Dallas, Texas
February 27, 2013